Exhibit 5.1

April 2, 2009

Anesiva, Inc.

650 Gateway Blvd.

South San Francisco, CA 94080

Ladies and Gentlemen:

In connection with $3,000,000 aggregate principal amount of 7% Senior Notes due April 28, 2010 (the “Debt Securities”) to be issued and sold by Anesiva, Inc., a Delaware corporation (the “Company”) under the Registration Statement on Form S-3, (File No. 333-133337) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 17, 2006, as amended on May 5, 2006 (the “Registration Statement”) and the related prospectus contained in the Registration Statement, as supplemented by the final Prospectus Supplement, dated April 2, 2009, filed with the Commission under its Rule 424(b) (altogether, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the Senior Note Indenture (the “Indenture”) between the Company and Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), dated as of April 2, 2009 as supplemented by the Supplemental Indenture, dated as of April 2, 2009 (the “Supplement”) pursuant to which the Debt Securities will be issued. The Company is filing the Indenture and the Supplement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We also have examined the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to as originals and the conformity to originals of all documents where due execution are a prerequisite to the effectiveness thereof, the due authorization, execution and delivery by the Trustee of the Indenture and Supplement, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents and certificates we have reviewed. We have also assumed that at the time of issuance of the Debt Securities, the Common Stock of the Company would continue to be listed on The Nasdaq Global Market.

Based on and subject to the foregoing, we are of the opinion that the Debt Securities, when issued and sold in accordance with the Indenture and the Supplement as described in the Registration Statement and the Prospectus and when authenticated by the Trustee pursuant to the Indenture and Supplement and delivered against payment therefor, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and by general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of California and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Current Report and its incorporation by reference into the Registration Statement.

Sincerely, Cooley Godward Kronish LLP

/s/ Matthew B. Hemington
Matthew B. Hemington